Exhibit 15(a)

Valcent Products Inc.
Audit Committee Charter

The Audit Committee is a committee of the Board of Directors (the “Board”) to which the Board delegates its responsibility for oversight of the financial reporting process.

The Audit Committee shall assist the Board in fulfilling its responsibilities by:

•	Reviewing the financial reporting process in place to ensure the integrity of Nettron.com, Inc. (the “Corporation”) financial statements;

•	Evaluating the independent auditor’s qualifications, performance and independence;

•	Enhance the independence of the independent auditor;

•	Assessing the processes relating to the determination and mitigation of risks and the maintenance of an effective control environment; and

•	Reviewing the processes to monitor compliance with laws and regulations.

The Audit Committee will provide an open avenue of communication among the independent auditor, financial and senior management of the Corporation and the Board. The Audit Committee has the sole authority to approve any non-audit engagement by the Corporation’s independent auditors and to approve all audit engagement fees and terms.

Duties and Responsibilities of the Audit Committee

1.	Financial Reporting

a.
Review, with management and the independent auditor, the Corporation’s annual financial statements, independent auditor reports, and disclosures under “Management’s Discussion and Analysis” before they are reviewed by the Board. Review interim financial information before it is released to the public. Review all public disclosure documents containing audited or unaudited financial information before release, including any prospectus, the annual report, the annual information form and management’s discussion and analysis.

b.
The Audit Committee Chair, as a representative of the Committee, shall consult directly with the independent auditor to obtain their comments with respect to interim reports including related “Management’s Discussion and Analysis” (as a result of their limited scope review of the interim reports).

c.
Conduct an investigation sufficient to provide reasonable grounds for believing that the financial statements and reports referred to in a. above are complete in all material respects and consistent with the information known to Committee members, and assess whether the financial statements reflect appropriate accounting principles.

d.	Review with senior management of the Corporation and the independent auditor, management’s handling of any proposed audit adjustments identified by the independent auditors.

e.
Meet with the independent auditor to review the results of the annual audit, their judgments about the quality and appropriateness of the Corporation’s accounting principles, and any audit problems or difficulties and management’s response.

f.	Review and resolve any significant disagreement among the Corporation’s management and the independent auditors in the financial reporting process.

g.	Review the integrity of the Corporation’s internal and external financial reporting process, in consultation with the independent auditors.

h.
Consider, evaluate and recommend to the Board such changes as are appropriate to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditors or the Corporation’s senior management.

i.
Review with independent auditors and the Corporation senior management the extent to which changes and improvements in financial and accounting practices, as approved by the Audit Committee, have been implemented.

2.	Independent Auditor

a.	Approve the independent auditors’ proposed audit scope, approach and fees.

b.	At least annually, obtain and review a report by the independent auditor describing:

i.	the firm’s internal quality-control procedures; and

ii.
any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

c.
Confirm the independence of the independent auditor by discussing and reviewing all significant relationships that the independent auditors have with the Corporation and obtaining their assertion of independence in accordance with professional standards.

d.	Review the performance of the independent auditor.

e.	Engage the Corporation’s independent auditor and present recommendations on the appointment or discharge of the independent auditor to the Board for presentation to the shareholders.

f.
Approve in advance of the Corporation’s final commitment all consulting arrangements and any other non-audit service with the Corporation’s independent auditors other than services related to limited scope reviews of interim reports and Canadian and US tax services.

g.	Approve all audit fees and terms.

h.	When there is to be a change in the auditor, review all issues relating to the change including any reportable events.

i	Review any engagements for non-audit services to be provided by the independent auditor’s firm or affiliates, together with estimated fees and consider the independence of the auditor.

3.	Risk Assessment and Risk Management

a.	Discuss with Corporation management guidelines and policies governing the risk assessment and risk management processes.

b.	Review with Corporation management, the independent auditors, significant risks and exposures. Review management’s plans and processes to minimize such risks, including insurance coverage.

c.	Evaluate whether Corporation management is adequately communicating the importance of internal control to all relevant personnel.

d.	Periodically privately consult with the independent auditor about internal controls and the completeness and accuracy of the Corporation’s financial statements.

e.	Review whether the internal control recommendations made by the internal auditors and the independent auditor are being implemented by Corporation management and, if not, why not.

4.	Compliance with Relevant Laws and Regulations

a.
Periodically obtain updates from the Corporation’s senior management regarding procedures and processes to ensure compliance with applicable laws and regulations (including but not limited to, securities, tax and environmental matters).

5.	Other Responsibilities

a.	Meet at least five times annually (for review of Q1, Q2 and Q3 interim reports as well as pre and post audit) with Corporation management and the independent auditors in separate sessions.

b.	Review President and Chief Executive Officers’ expenses and perquisites at least once a year.

c.	Review all consulting fees paid by the Corporation to any organization where such fees exceed $20,000 annually.

d.	Institute special investigations, if necessary, and hire special counsel or experts to assist, if appropriate.

e.	Review and update this Charter at least annually, and obtain approval of changes from the Board.

f.	Set clear hiring policies for employees or former employees of the independent auditors.

g.	Review the procedures established for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters.

h.
Review the procedures established allowing the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters and resolution of such concerns, if any.

i.
Review with the Board, any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements and the performance and independence of the Corporation’s independent auditors.

j.	Perform other oversight functions as requested by the Board.

k.	As considered necessary in the course of fulfilling Audit Committee duties, obtain advice and assistance from outside legal, accounting or other advisors.

l.	Report after each meeting to the Board regarding actions taken and matters discussed by the Committee.

Organization of the Audit Committee

The Audit Committee shall be comprised of a minimum of three Directors including a Committee Chair, the majority of which, in the opinion of the Board, are unrelated directors. Each member of the Committee shall have a working knowledge of basic finance and accounting practices. The Chair of the Committee must have accounting or related financial management experience. The members of the Committee and it’s Chair shall be appointed by the Board. Appointments shall be made in accordance with procedures established by the Governance Committee of the Board of Directors from time to time.

The Corporation will adequately fund the budget of the Audit Committee. The budget will include, at a minimum, payments to the independent auditors for audit services and, if necessary, other professionals retained by the Audit Committee from time to time.

The Committee shall meet at five times annually (for review of Q1, Q2 and Q3 interim reports as well as pre and post audit), or more frequently as circumstances dictate. On an annual basis, the Committee shall report to the Board on the Committee’s performance against its charter and the goals established annually by the Committee for itself.

Procedure Governing Errors or Misstatements in Financial Statements

In the event a director or an officer of the Corporation has reason to believe, after discussion with management, that a material error or misstatement exists in financial statements of the Corporation, that director or officer shall forthwith notify the Audit Committee and the auditor of the error or misstatement of which the director or officer becomes aware in a financial statement that the auditor or a former auditor has reported on.

If the auditor or a former auditor of the Corporation is notified or becomes aware of an error or misstatement in a financial statement on which the auditor or former auditor has reported, and if in the auditor’s or former auditor’s opinion the error or misstatement is material, the auditor or former auditor shall inform each director accordingly

When the Audit Committee or the Board is made aware of an error or misstatement in a financial statement the Board shall prepare and issue revised financial statements or otherwise inform the unit holders and file such revised financial statements as required.

Limitation on Audit Committee Members’ Duties

Nothing in this Charter is intended, or may be construed, to impose on any member of the Audit Committee a standard of care or diligence that is in any way more onerous or extensive than the standard required by law.